As filed with the Securities and Exchange Commission on December 29, 2006

Registration No. 333-130815

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ETHANOL GRAIN PROCESSORS, LLC

(Name of Issuer)

Tennessee	2869	20-1834045
(State of other jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

1918 McDonald Road
Rives, Tennessee 38253
(731) 536-1286

(Address and telephone number of principal executive offices)

1918 McDonald Road
Rives, Tennessee 38253
(731) 536-1286

(Address and telephone number of principal place of business or intended place of business)

James K. Patterson
Chief Executive Officer
P.O. Box 95
Obion, Tennessee 38240
(731) 536-1286

(Name, address and telephone number of agent for service)

Copy to:

Michael L. Weaver, Esq.
Eric R. Tausner, Esq.
Lindquist & Vennum P.L.L.P.
4200 IDS Center
Minneapolis, MN  55402
(612) 371-3211

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration File No. 333-130815

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Capital units	$75,000,000(1)	$2.00	$75,000,000(1)	$8,025(2)

(1)             Reflects dollar amount registered with original filing based upon maximum aggregate offering price as originally proposed. The maximum aggregate offering price was reduced to $62,350,000 in the prospectus included in Pre-Effective Amendment No. 1.

(2)    Previously paid. Determined pursuant to Rule 457(o) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to the Registration Statement on Form SB-2 of Ethanol Grain Processors, LLC (Registration File No. 333-130815) is being filed with the Securities and Exchange Commission pursuant to Rule 462(d) under the Securities Act of 1933, as amended. This Amendment is being filed for the sole purpose of adding Exhibits 10.24 (Corn Purchasing Agreement with Obion Grain Co., Inc.) and 10.25 (Site Preparation Work Contract with Harold Coffey Construction, Inc.) to the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27. Exhibits

Exhibit Number	Exhibit Title
3.1	Articles of Organization (included as Appendix A to the prospectus)
3.2	Amended Operating Agreement (included as Appendix B to the prospectus)
4.1	Form of Unit Certificate (included as Exhibit B to Appendix B to the prospectus)
4.2	Form of Subscription Agreement (included as Appendix C to the prospectus)
4.3	Escrow Agreement*
4.4	Form of Confirmation Notice and Election Form*
5.1	Opinion of Bone McAllester Norton PLLC as to certain securities matters*
8.1	Opinion of Lindquist & Vennum P.L.L.P. as to certain tax matters*
10.1	Agreement with The Patterson Group, LLC and Mr. James K. Patterson*
10.2	Form of Option Grant (compensation options)*
10.3	Form of Option Grant (guarantee options)*
10.4	Subscription Agreement with Fagen Energy, Inc. (seed capital)*
10.5	Subscription Agreement with Ethanol Capital Management, LLC (seed capital)*
10.6	Subscription Agreement with Fagen Energy, Inc. (prior escrow offering)*
10.6.1	Amendment to Subscription Agreement with Fagen Energy, Inc. (prior escrow offering)*
10.7	Credit Agreement*
10.7.1	Renewal of Credit Agreement*
10.8	Land Purchase Option with Obion Grain Co., Inc.*
10.9	[Intentionally Omitted]
10.10	Agreement for Professional Services with Antioch International, Inc.*
10.11	Consulting Agreement with BioEnergy Capital Consultants, LLC*
10.12	Service Agreement with RTP Environmental Associates, Inc.*
10.13	Energy Management Agreement with U.S. Energy Services, Inc.*
10.14	Agency Authorization Agreement with U.S. Energy Services, Inc.*
10.15	[Intentionally Omitted]

II-1

10.16	[Intentionally Omitted]
10.17	Consulting Agreement with Thomas D. Williamson, DBA Transportation Consultants Co.*
10.18	Design-Build Agreement with Fagen, Inc.*
10.19	Engineering Services Agreement with Fagen Engineering, LLC*
10.20	License Agreement with ICM, Inc.*
10.21	Investment Terms Agreement with Virgin Group Holdings Limited and Bioverda Limited*
10.22	Service Agreement with Trunkline Gas Company, LLC*
10.23	Commitment Letter with CoBank, ACB and Farm Credit Services of Mid-America*
10.24	Corn Purchasing Agreement with Obion Grain Co., Inc.
10.25	Site Preparation Work Contract with Harold Coffey Construction, Inc.
23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 8.1)
23.2	Consent of Independent Registered Public Accounting Firm*
23.3	Consent of Bone McAllester Norton PLLC (included on Exhibit 5.1)
23.4	Consent of PRX Geographic*
23.5	Consent of Holbrook Consulting Services, LLC*
24.1	Powers of Attorney*

*                    Previously filed

II-2

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, in the City of Rives, State of Tennessee, on December 29, 2006.

ETHANOL GRAIN PROCESSORS, LLC
By:	/s/ JAMES K. PATTERSON
James K. Patterson Chief Executive Officer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 5 to Registration Statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
*	Governor, Board President	December 29, 2006
James Baxter Sanders
/s/ JAMES K. PATTERSON	Governor, Chief Executive Officer, Chief Financial Officer	December 29, 2006
James K. Patterson	(Principal Executive, Financial and Accounting Officer)
*	Governor, Board Vice President	December 29, 2006
Flavius Allen Barker
*	Governor, Board Treasurer	December 29, 2006
Michael D. Miller
*	Governor, Board Secretary	December 29, 2006
James L. Byford, Ph.D.
*	Governor	December 29, 2006
William H. Latimer, III
*	Governor	December 29, 2006
Phillip E. Pinion
*	Governor	December 29, 2006
Tom W. Wade, Jr.

*By:	/s/ JAMES K. PATTERSON
James. K. Patterson
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
3.1	Articles of Organization (included as Appendix A to the prospectus)
3.2	Amended Operating Agreement (included as Appendix B to the prospectus)
4.1	Form of Unit Certificate (included as Exhibit B to Appendix B to the prospectus)
4.2	Form of Subscription Agreement (included as Appendix C to the prospectus)
4.3	Escrow Agreement*
4.4	Form of Confirmation Notice and Election Form*
5.1	Opinion of Bone McAllester Norton PLLC as to certain securities matters*
8.1	Opinion of Lindquist & Vennum P.L.L.P. as to certain tax matters*
10.1	Agreement with The Patterson Group, LLC and Mr. James K. Patterson*
10.2	Form of Option Grant (compensation options)*
10.3	Form of Option Grant (guarantee options)*
10.4	Subscription Agreement with Fagen Energy, Inc. (seed capital)*
10.5	Subscription Agreement with Ethanol Capital Management, LLC (seed capital)*
10.6	Subscription Agreement with Fagen Energy, Inc. (prior escrow offering)*
10.6.1	Amendment to Subscription Agreement with Fagen Energy, Inc. (prior escrow offering)*
10.7	Credit Agreement*
10.7.1	Renewal of Credit Agreement*
10.8	Land Purchase Option with Obion Grain Co., Inc.*
10.9	[Intentionally Omitted]
10.10	Agreement for Professional Services with Antioch International, Inc.*
10.11	Consulting Agreement with BioEnergy Capital Consultants, LLC*
10.12	Service Agreement with RTP Environmental Associates, Inc.*
10.13	Energy Management Agreement with U.S. Energy Services, Inc.*
10.14	Agency Authorization Agreement with U.S. Energy Services, Inc.*
10.15	[Intentionally Omitted]
10.16	[Intentionally Omitted]
10.17	Consulting Agreement with Thomas D. Williamson, DBA Transportation Consultants Co.*
10.18	Design-Build Agreement with Fagen, Inc.*
10.19	Engineering Services Agreement with Fagen Engineering, LLC*
10.20	License Agreement with ICM, Inc.*
10.21	Investment Terms Agreement with Virgin Group Holdings Limited and Bioverda Limited*
10.22	Service Agreement with Trunkline Gas Company, LLC*
10.23	Commitment Letter with CoBank, ACB and Farm Credit Services of Mid-America*

10.24	Corn Purchasing Agreement with Obion Grain Co., Inc.
10.25	Site Preparation Work Contract with Harold Coffey Construction, Inc.
23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 8.1)
23.2	Consent of Independent Registered Public Accounting Firm*
23.3	Consent of Bone McAllester Norton PLLC (included in Exhibit 5.1)
23.4	Consent of PRX Geographic*
23.5	Consent of Holbrook Consulting Services, LLC*
24.1	Powers of Attorney*

*                    Previously filed